Exhibit 99.1

DGT Holdings Reports Preliminary Fiscal 2012 Fourth Quarter
and Full Year Financial Results

($ in 000's, Except Per Share Data)

Preliminary Highlights

    • FY 2012 sales of approximately $11,400

    • FY 2012 fourth quarter net loss of approximately $2,200

    • Sale of the RFI business completed in August 2012

    • Cash and marketable securities, net of debt was $42,600 as of July 28, 2012 or $11.10 per share

NEW YORK, Aug. 29, 2012 -- DGT Holdings Corp. (OTCBB: DGTC) ("DGT Holdings" or the "Company") today announced preliminary financial results for its fiscal 2012 fourth quarter and year ended July 28, 2012. The 2012 audit has not been completed. There may be adjustments to the results pending the completion of the audit.

FINANCIAL RESULTS

Three Month Results

Preliminary sales for the fiscal 2012 fourth quarter were $2,860 down from $3,316 in the fourth quarter of fiscal 2012, due to decreased volume at the Power Conversion Group.

Preliminary loss from continuing operations in the fourth quarter of fiscal 2012 was approximately $2,200, or $0.58 per share, compared to a loss of $169, or $0.04 per share in the prior year period.

The Villa subsidiary was sold on November 3, 2011 and had no activity during the fourth quarter of fiscal 2012 while the fourth quarter of fiscal 2011 had three months of activity. Discontinued operations, related to the Villa sale, were recorded during the second quarter of fiscal 2012. The prior year fourth quarter had net income of $246 on sales of $11,557.

Preliminary net loss in the fourth quarter of fiscal 2012, was approximately $2,200, or $0.58 per basic and diluted share, compared to net loss of $77, or $0.02 per basic and diluted share in the comparable prior year period.

Full Year Results

Preliminary sales for fiscal 2012 increased to $11,400 from $10,783 in the same period of the prior year.

Loss from continuing operations in fiscal 2012 was approximately $3,400, or $0.87 per share, compared to an operating loss of $1,694, or $0.56 per share, in the comparable prior year period.

Discontinued operations had net income from operations of $1,230 during fiscal 2012 on sales of $16,714, compared to net income of $2,824 in the prior fiscal year on sales of $57,138. The Villa subsidiary was sold on November 3, 2011 and the fiscal 2012 results only include four months of activity compared to twelve months in the prior year. The prior fiscal year first quarter sales included unusually high volume that was not repeated in fiscal year 2012.

A net gain on the sale of Villa of $6,837 was recognized during fiscal 2012.

Preliminary net income for fiscal 2012, which includes the gain on the sale of Villa, was approximately $4,700, or $1.23 per basic and diluted share, compared to net income of $1,130, or $0.37 per basic and diluted share, in fiscal 2011.

FINANCIAL CONDITION

DGT Holdings' preliminary balance sheet at July 28, 2012 reflected net working capital of approximately $45,200, which included $40,600 of cash and $4,360 of investments held for sale.

The preliminary cash and marketable securities balance, net of debt is $42,600, or $11.10 per share.

SUBSEQUENT EVENTS

On August 15, 2012, the shareholders of the Company approved an asset purchase agreement for RFI Corporation (the "Asset Purchase Agreement") with Ultra Electronics Defense, Inc. (the "Purchaser"), an affiliate of Ultra Electronics Holdings plc, a UK corporation.

Under the terms of the Asset Purchase Agreement, the Company agreed to sell (the "Asset Sale") its power conversion business, operated by RFI, to the Purchaser for the purchase price of $12,500 (the "Purchase Price") (subject to a potential working capital adjustment), payable in cash. The Purchaser also agreed to lease the RFI facility in Bay Shore, New York following the Asset Sale.

The Company expects to recognize a gain on the Asset Sale of approximately $8,100, after taxes. The preliminary cash and marketable securities balance, net of debt, of DGT Holdings after the Asset Sale will be approximately $52,800 or $13.75 per share.

On August 16, 2012 the Asset Sale was completed.

ABOUT DGT HOLDINGS

DGT Holdings Corp. previously manufactured proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications through its Power Conversion Group's RFI Corporation subsidiary. This business was sold on August 16, 2012. The Company currently owns and leases two industrial buildings.

The Company's web site is www.dgtholdings.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. DGT Holdings cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of DGT Holdings to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Contact:

DGT HOLDINGS CORP.
John J. Quicke
Chief Executive Officer
Mark A. Zorko
Chief Financial Officer
mzorko@dgtholdings.com